Exhibit 99.3

Tenet Announces Private Offering of
Senior Secured Notes and Senior Unsecured Notes

DALLAS – October 1, 2012 – Tenet Healthcare Corporation (NYSE: THC) announced today that it is offering to sell $500 million aggregate principal amount of senior secured notes maturing in 2020 and $300 million aggregate principal amount of senior unsecured notes maturing in 2020 through a private placement.  The senior secured notes will be guaranteed by and secured by a pledge of the capital stock and other ownership interests of certain of Tenet’s subsidiaries.  The proceeds from the offering will be used to purchase Tenet’s 7.375% senior notes due 2013 in a tender offer.  Tenet will use any remaining net proceeds for repurchases of its outstanding senior notes through publicly or privately negotiated transactions, and for general corporate purposes, including the repayment of indebtedness and drawings under its senior secured revolving credit facility and strategic acquisitions.

The notes being offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws.  As a result, they may not be offered or sold in the United States or to any U.S. persons, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the notes are being offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.  A confidential offering memorandum for each of the senior secured notes and senior unsecured notes, dated today, will be made available to such eligible persons.  The offering is being conducted in accordance with the terms and subject to the conditions set forth in the offering memorandums.

This news release is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Tenet Healthcare Corporation, a leading health care services company, through its subsidiaries operates 49 hospitals, over 100 free-standing outpatient centers and Conifer Health Solutions, a leader in business process solutions for health care providers serving nearly 400 hospital and health care entities nationwide.  Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve.

Media: Rick Black (469) 893-2647	Investors: Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

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Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2011, our quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.